Exhibit 99.1

Alaska Communications Systems Assumes Ownership of Strategic Fiber Optic Assets

    ANCHORAGE, Alaska--(BUSINESS WIRE)--April 18, 2005--Alaska Communications Systems Group, Inc. ("ACS") (Nasdaq:ALSK) today announced it has exercised an option with Crest Communications, L.L.C. ("Crest"; a successor to Neptune Communications, L.L.C.) to assume ownership of certain strategic assets in Alaska.
    The assets consist of significant fiber optic transport facilities in Alaska between Whittier and Anchorage, and between Anchorage and Fairbanks. Under its 2002 agreement with Crest, ACS was granted an option to exchange its $15 million note for the Alaska assets owned by Crest. The value of this note was reassessed and written down to $0 with a charge taken in 2003. No additional financial consideration is due to Crest in connection with this exercise.
    "This fiber optic transport will support the tremendous growth ACS has seen in Internet and long distance volumes," said Liane Pelletier, ACS president and chief executive officer. "We have also timed the exercise of our option to acquire these assets to coincide with certain customer contract commitments. ACS anticipates revenue from these contracts will more than fully offset the incremental operating expenses associated with these assets."

    About Alaska Communications Systems

    ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

    Safe Harbor Statement

    Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company's financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company's Form 10-K for the year ended December 31, 2004 and other filings with the SEC. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

    CONTACT: ACS
             Mary Ann Pease, 907-297-3000 (Media)
             mpease@acsalaska.com
                 or
             Lippert/Heilshorn & Associates
             Kirsten Chapman, 415-433-3777 (Investors)
             David Barnard, CFA, 415-433-3777 (Investors) david@lhai-sf.com